UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Crown Castle Inc.
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Crown Castle Highlights Actions Underway to Create Stronger and More Valuable Company

Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Shareholders to Vote “FOR” Only Crown Castle’s 13 Qualified and Experienced Nominees

on the WHITE Proxy Card

Ted Miller is Seeking De Facto Control of the Company by Installing Himself as Executive Chair and Appointing His Family and Friends to the Board

HOUSTON, TX – April 11, 2024 – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or the “Company”) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (“SEC”) in connection with its upcoming 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) scheduled for May 22, 2024. Shareholders of record as of the close of business on March 28, 2024 are entitled to vote at the 2024 Annual Meeting.

In connection with the filing of the definitive proxy statement, Crown Castle is mailing a letter to the Company’s shareholders. Crown Castle’s definitive proxy materials and other materials regarding the Board of Directors’ recommendation for the 2024 Annual Meeting can be found at www.VoteCrownCastle.com.

The full text of the letter being mailed to shareholders follows:

Vote the Enclosed WHITE Proxy Card Today

“FOR” All 13 of Crown Castle’s Highly Qualified Directors

April 11, 2024

Dear Fellow Shareholders,

The Crown Castle Board of Directors and management team are taking decisive action to create a stronger and more valuable company.

1.	We have appointed 25+ year tower industry veteran Steven Moskowitz as President and CEO, effective April 11, 2024, following a robust search process.
2.	We are executing a comprehensive strategic and operating review of the fiber and small cell business, with the help of independent financial and legal advisors.
3.	We have strengthened our Board with proven executives who possess relevant experience and provide shareholder perspectives.

Despite these recent actions, Ted Miller, along with Boots Capital Management, LLC (“Boots Capital”), has continued his proxy contest to install himself as de facto chief executive of the Company and appoint his son-in-law and two of his friends to the Board in place of four of the Company’s highly qualified directors. We have engaged extensively with Mr. Miller (together with Boots Capital and other entities and persons affiliated or associated with Mr. Miller, collectively, "Boots Group") over the last five months to better understand his views and discuss his proposals. During his 22-year absence from Crown Castle, Mr. Miller has neither been involved with the management of any other major industry participant nor has he gained industry-related experience that would be relevant for the Company’s opportunities and risks today. Furthermore, Mr. Miller’s campaign has relied on claims that do not hold up to examination. Mr. Miller has not presented any actionable new ideas that the Company has not already considered or is not currently evaluating.

If successful in his proxy contest, we believe Mr. Miller’s lack of recent relevant experience coupled with his (in our view, misguided) certitude that only he is capable of running the Company will negatively impact the ability of the Company’s new CEO, Mr. Moskowitz, to exercise his leadership on critical operational and strategic initiatives and will jeopardize our ability to maximize shareholder value.

To protect your investment, we urge you to vote the enclosed WHITE proxy card today “FOR” all 13 of Crown Castle’s qualified and experienced director nominees: P. Robert Bartolo, Cindy Christy, Ari Q. Fitzgerald, Jason Genrich, Andrea J. Goldsmith, Tammy K. Jones, Kevin T. Kabat, Anthony J. Melone, Steven J. Moskowitz, Sunit S. Patel, Bradley E. Singer, Kevin A. Stephens and Matthew Thornton, III. You can vote online, by telephone or by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

TOWER INDUSTRY VETERAN STEVEN J. MOSKOWITZ APPOINTED PRESIDENT AND CEO –

BOARD IS TAKING ACTIONS TO DELIVER SUSTAINABLE VALUE BASED ON GOOD GOVERNANCE PRINCIPLES

Our Board is taking concrete steps to improve Crown Castle’s performance, including:

•	Naming Steven J. Moskowitz, with 25-plus years of tower experience and a proven track record of value creation, as President and CEO. Following a robust search process, the Board’s CEO Search Committee unanimously determined that Mr. Moskowitz is the candidate best suited to oversee our strategy and path forward. He possesses all the key skill sets that the Board was looking for, including strong operating experience with domain expertise, strategic capital allocation, and prior CEO experience leading high-performing teams.

We believe Mr. Moskowitz’s breadth and depth in the tower industry is unique:

o	Mr. Moskowitz spent 12 years in leadership roles at American Tower Corporation, including seven years as EVP and President of the U.S. Tower business. During his tenure, American Tower’s domestic operations became the largest and most profitable U.S. wireless infrastructure company, tripling in size to more than 20,000 cell sites and expanding the indoor DAS network division.
o	Most recently, he served as CEO of Centennial Towers Holding LP, where he established the company as a leading provider of build-to-suit cell sites in Brazil, Colombia and Mexico.
o	Prior to Centennial, Mr. Moskowitz served as the CEO of NextG Networks, a provider of fiber-based small cell solutions. During his tenure, he successfully scaled the business, significantly increasing revenue and cash flow, and doubling the asset base prior to its sale to Crown Castle in 2012.

We are confident that under Mr. Moskowitz’s leadership, Crown Castle is well positioned to execute on its strategic initiatives and drive enhanced value for our shareholders.

•	Undertaking a strategic and operating review of our fiber and small cell business. Since December 2023, the Fiber Review Committee of the Board has been working with Morgan Stanley, BofA Securities, Paul, Weiss and leading industry consultants at Altman Solon to determine the best path forward for this business segment. The Board is prepared to execute on any actionable strategic alternative that is value accretive to Crown Castle and its shareholders. Our analysis includes the following considerations (among others):
o	Valuation of the fiber solutions sub-segment, small cells sub-segment, and the Fiber segment as a whole;
o	Evaluation of potential counterparties to a sale, merger or JV transaction;
o	Use of any resulting proceeds; and
o	Pro forma financial impact of the various alternatives on the remaining business of the Company, including the leverage, Adjusted Funds from Operations (“AFFO”) accretion / dilution, and dividend sustainability in the event of separation.

•	Strengthening the Board. The Board’s current composition reflects its proactive refreshment process and rigorous selection criteria geared toward safeguarding value for shareholders and is consistent with good governance principles. In addition to the recent appointment of Mr. Moskowitz to the Board, over the past year, the Company has added four highly qualified directors:
o	Kevin Kabat, who brings public company CEO experience from Fifth Third Bancorp;
o	Jason Genrich, a representative of one of our largest investors and an executive who possesses deep financial insight as well as analytical and board experience across the telecom and technology sectors;
o	Sunit Patel, who has significant fiber/telecom experience as the former CFO of Level 3 Communications and an important understanding of tower leases from the perspective of our customers as a former EVP at T-Mobile charged with oversight of its integration with Sprint; and
o	Brad Singer, who has demonstrated both tower expertise and strong financial acumen as the former CFO of both American Tower and Discovery Communications, as well as a deep understanding of shareholder perspectives as a longtime executive at ValueAct.

As a result of these appointments, eight of our 13 directors have been added to the Board since 2020 and the average tenure of our directors is 5.7 years.

CROWN CASTLE’S NOMINEES ARE HIGHLY QUALIFIED WITH RELEVANT RECENT EXPERIENCE AND INDEPENDENT POINTS OF VIEW ENABLING THEM TO EFFECTIVELY OVERSEE THE EXECUTION OF COMPANY STRATEGY

The Board’s nominees comprise 13 individuals with executive and public-company board experience across a range of relevant backgrounds. In contrast to Mr. Miller and his nominees, all of the Board’s nominees (other than Messrs. Melone and Moskowitz) are independent and do not have personal connections with one another. The Company expects that Mr. Melone will also qualify as an independent Board member effective June 1, 2024 when he steps down as Special Advisor to the CEO. We believe that the diversity of the Board is a strength, and seven of our 13 nominees are demographically diverse.

In addition to our directors’ expertise in real estate / REITs, strategic planning, finance, M&A and technology, over one-third of the Company’s directors also have recent experience in the wireless tower industry. Specifically, Messrs. Patel, Moskowitz and Singer, Cindy Christy, who has more than 25 years of experience in the telecommunications and high-technology sector, and Mr. Melone, whose nearly four-decade career includes responsibility for managing infrastructure assets, including over 20,000 communications towers and over 50,000 wireless cell sites.

Moreover, five of the Company’s directors have specific relevant experience in the fiber industry, including Messrs. Melone and Moskowitz, Ms. Christy, Mr. Patel (through his experience at Level 3 Communications during its merger with CenturyLink and its subsequent creation of a leading global network services company with a larger fiber network), and Kevin A. Stephens, who has served in various leadership positions in the sector, including as EVP and President, Business Services Division of Altice USA.

The Board is actively engaged in overseeing the execution of the Company’s strategy – each director brings an independent point of view when evaluating the progress of our organization, along with the expertise and experience to do so successfully.

CROWN CASTLE HAS SHAREHOLDER REPRESENTATION ON THE BOARD

The Board actively seeks and carefully evaluates shareholder input on an ongoing basis. As evidenced by our engagement with Elliott Investment Management L.P. (“Elliott”), we are open to constructive discussions that will advance our goal of maximizing shareholder value, including adding qualified shareholder representatives to the Board. In contrast to Mr. Miller, who is seeking executive control of Crown Castle and domination of the Board by adding his son-in-law and two of his friends as well as himself as directors, Mr. Genrich is the only Elliott employee on the Board, and Mr. Genrich has not sought and does not have an executive role at the Company.

The Board entered into a Cooperation Agreement on market terms with Elliott because of our view that there was alignment with Elliott on many of the key issues facing the Company, including the Board’s desire to review strategic alternatives for the fiber business and the Company’s efforts to identify a new CEO. We seek to avoid the cost and distraction of a proxy fight when we can do so on a reasonable basis and when we believe that is in the best interest of shareholders.

TED MILLER IS SEEKING DE FACTO CONTROL OF CROWN CASTLE BY INSTALLING HIMSELF AS EXECUTIVE CHAIR AND APPOINTING HIS FAMILY AND FRIENDS TO THE BOARD

Mr. Miller’s claimed economic interest in Crown Castle represents significantly less than one-half of one percent, yet he is seeking to have his family and friends represent over one-third of the Board’s independent directors.

We believe that Mr. Miller is set on installing himself (as Executive Chair) along with his son-in-law and two friends on the Board in order to obtain executive control and execute a preconceived agenda. We do not believe that adding Mr. Miller and his nominees to the Board is consistent with sound corporate governance or in the best interest of all shareholders. With respect to Mr. Miller specifically, based on the Board’s interactions with him over the last several months and his stated desire to control the Company, it is the Board’s judgment that his addition to the Board would negatively impact the ability of the Company’s new CEO, Mr. Moskowitz, to exercise his leadership on critical operational and strategic initiatives. In addition:

×	Ted Miller has not served as an executive at Crown Castle or any other tower business in the last 22 years. Crown Castle today is a vastly different company from the one that Mr. Miller left 22 years ago. Around the time of his departure from the Board in August 2002, Crown Castle’s stock price had declined to approximately $1 per share. The stock is now nearly 100 times above that price – an increase achieved while Mr. Miller had no role in the Company’s operations or governance.

×	Mr. Miller’s insistence on becoming Executive Chair of the Board poses governance concerns by merging the roles of Board Chair and executive officer, which have historically been maintained as separate positions by Crown Castle in line with best governance practices. It is our belief that Mr. Miller’s desire to serve in both roles is part of his agenda to control the Company, rather than steward it for the benefit of all shareholders.

×	Tripp Rice, Mr. Miller’s son-in-law, has no operational experience whatsoever and has never served on a public company board. He has worked for his father-in-law (Mr. Miller) for the last 10 years at various ventures, including Boots Capital and 4M Management Partners.

×	David Wheeler has also never served on a public company board. Mr. Wheeler currently serves as a consultant to 4M Management Partners, for which Mr. Miller serves as President. Mr. Wheeler’s experience is principally as a former investment banker. The Board has already retained the services of current and highly experienced investment bankers at Morgan Stanley and BofA Securities, and the financial and industry experience of Mr. Wheeler is already present on the Board through numerous other directors, including Messrs. Bartolo, Singer, Patel and Genrich.

×	Charles Green has not worked at Crown Castle since serving as CFO under Ted Miller more than 22 years ago, in 2002. Mr. Green currently serves as a director on PowerX, a private software development company, alongside Mr. Miller. CFO experience is already present on the Board through Messrs. Singer and Patel, who have both served as a CFO far more recently than Mr. Green.

×	Messrs. Miller (72 years old) and Green (77 years old) are older than the retirement age of 72 for directors prescribed by the Company’s Corporate Governance Guidelines, and Mr. Wheeler (71 years old) is within one year of that director retirement age. Boots Group is attempting to force us to violate or waive our own governance policy, contrary to a leading proxy advisory service’s recommendation and our belief that such a policy is in our shareholders’ best interests.

×	Mr. Miller and his nominees lack gender and ethnic diversity. They would not contribute to the gender, racial or ethnic diversity of the Board, but rather reduce the Board’s overall diversity.

TED MILLER HAS NO NEW PLAN TO DRIVE VALUE; HE HAS MADE CLAIMS THAT ARE AT BEST MISLEADING AND HIS ACTIONS ARE NOT ALIGNED WITH INTERESTS OF SHAREHOLDERS

We have engaged extensively with Ted Miller to hear his views and understand his perspectives. To date, Mr. Miller has recommended no new ideas, made a series of claims that are at best misleading, and suggested only actions that your Board is already undertaking.

Starting on December 29, 2023 and continually through March 27, 2024, Mr. Miller claimed to have signed non-disclosure agreements (“NDAs”) with “25 prospective buyers and financing sources” for the fiber business. Despite these claims, not a single “prospective buyer” or “financing source” approached us claiming to have signed an NDA with the Boots Group. Three months after he first claimed that he had secured potential buyers and financing sources as part of a “five-month head start on the sale process,” and after referencing having secured such parties at least 10 times starting on December 29, 2023, on March 28, 2024, Mr. Miller changed his story. He disclosed in the Boots Group’s proxy statement that an undisclosed number of these parties (we suspect most or all) were not in fact “prospective buyers” or “financing sources” for a transaction involving the fiber business at all, but rather “potential investors in the Boots Funds.”

Notwithstanding this admission, Mr. Miller has still not provided any information about which, if any, of these parties has interest in pursuing a transaction, nor has he disclosed the size or financial resources of such potential parties. In the Company’s view, Mr. Miller’s claims raise the question of whether any of his purported buyers and financing sources has any interest in pursuing a transaction at all—or, worse yet from the Company’s perspective, whether Mr. Miller is simply inventing such parties or exaggerating their interest to bolster his platform.

Additionally, and contrary to Mr. Miller’s claims, Boots Group’s proposal does not create any actual tax “savings” to Crown Castle, because Crown Castle is a REIT and does not pay taxes if it pays distributions to shareholders equal to its taxable income each year. The only potential benefit to Crown Castle from Boots Group’s tax ideas would be to create deductions in the year of the fiber business sale that would offset some of the gain and thereby reduce Crown Castle’s REIT distribution requirements, enabling Crown Castle to retain more of the fiber sale proceeds. However, Crown Castle has a number of options to deal with its REIT distribution requirements without rushing into complex and highly uncertain transactions. In addition, none of the Company’s net operating losses, which would reduce its REIT distribution requirements in the case of a potential fiber sale, expire in 2024. Mr. Miller’s attempt to generate reckless urgency through a mistaken understanding of tax “savings” is another example of what appears to be a misleading statement Mr. Miller has made to bolster his campaign for Board seats.

Furthermore, the Fiber Review Committee and its advisors are already working to complete the strategic review of the fiber and small cell business and any related actions as quickly as possible. Mr. Miller’s proposed process would not offer any timing advantage over the process that the Company is already undertaking. As noted earlier, none of the potential unidentified bidders or financing sources (originally claimed to be 25 by Mr. Miller and now admitted by him to be some unstated lower number) have, to our knowledge, reached out to the Company’s advisors despite the publicly announced strategic review process beginning several months ago. In addition, Boots Group is insisting on onboarding its own advisors for the fiber process and requesting that the Company assume the costs that Boots Group has incurred in connection with its proposals. Boots Group originally told Crown Castle these costs would be $4.5-5 million and later estimated the costs to be $5 million in the press release that the Boots Group filed on Schedule 14A on February 20, 2024.

Mr. Miller’s actions appear to demonstrate that he is not aligned with the interests of long-term shareholders. For example:

•	Boots Group acquired the majority of its ownership position in Crown Castle after Elliott’s disclosure of its investment in November 2023. After disclosure of Elliott’s investment, Boots Group proactively reached out to Elliott to solicit an investment by Elliott into the Boots fund as an “anchor” investor.
•	In addition, Boots Group has indicated that approximately 80% of its position consists of call options that expire in 10 months (January 2025). At the time of the 2024 Annual Meeting in May, there will be approximately eight months of duration remaining on Boots Group’s current call options. And Mr. Miller and Boots Group have not provided any evidence that Boots Group has the financial ability to exercise these options or the intention of doing so. Said differently, 80% of Boots’ Crown Castle position could disappear eight months after the Annual Meeting if Boots does not have capital to exercise its call options.
•	Mr. Miller sought a court order to stop the important work of the Fiber Review Committee, despite stating that “when it comes to executing the fiber sale, time is literally money.” Had he succeeded, this would have impeded all progress toward a potential transaction regarding the Company’s fiber business for months. The court rightly rejected Mr. Miller’s motion.

Your Board believes that ceding the control that Mr. Miller is demanding could jeopardize Crown Castle’s growth prospects and optimization initiatives, and ultimately diminish shareholder value.

PROTECT THE VALUE OF YOUR INVESTMENT IN CROWN CASTLE:

VOTE THE WHITE PROXY CARD TODAY

The Crown Castle Board is taking decisive actions to improve the Company’s business and drive value for shareholders. We believe that Ted Miller’s self-interested agenda will disrupt the clear progress underway, and that your current Board is best positioned to strengthen Crown Castle and deliver on our objectives.

We urge you to use the enclosed WHITE proxy card and vote “FOR” only the thirteen (13) nominees proposed by the Board: P. Robert Bartolo, Cindy Christy, Ari Q. Fitzgerald, Jason Genrich, Andrea J. Goldsmith, Tammy K. Jones, Kevin T. Kabat, Anthony J. Melone, Steven J. Moskowitz, Sunit S. Patel, Bradley E. Singer, Kevin A. Stephens and Matthew Thornton, III. You can vote online, by telephone or by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Your vote is extremely important no matter how many shares you own. Please submit your proxy in advance of the 2024 Annual Meeting in one of the ways outlined above, whether or not you plan to attend the 2024 Annual Meeting.

You may receive solicitation materials from Mr. Miller, including an opposition proxy statement and gold proxy card. The Board does not endorse Boots Group’s nominees or Boots Group’s By-Laws Proposal and unanimously recommends shareholders discard any proxy materials from Boots Group. If you have already submitted a gold proxy card, you can revoke such proxy and vote for the Company’s director nominees and on the other matters to be voted on at the 2024 Annual Meeting by marking, signing, dating and returning the WHITE proxy card by mail in the postage-paid envelope provided, or by voting via Internet or telephone by following the instructions on your WHITE proxy card, WHITE voting instruction form or Proxy Materials Notice. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to the 2024 Annual Meeting as described in the accompanying proxy statement.

Please note that your WHITE proxy card has more names on it than the 13 seats that are up for election, pursuant to the requirement that it list the Boots Group nominees in addition to the Board's nominees. Please mark your WHITE proxy card carefully and vote "FOR" only the Board’s 13 nominees.

Thank you for your continued support.

Sincerely,

The Crown Castle Board of Directors

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:

INNISFREE M&A INCORPORATED

at

(877) 717-3904 (toll-free from the United States and Canada)

or

+1 (412) 232-3651 (from other locations).

Advisors

Morgan Stanley is serving as financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel, to the Company.

About Crown Castle

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” “positioned,” “continue,” “target,” “seek,” “focus” and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the process and outcomes of Company’s Fiber Review Committee, including that it will help enhance and unlock shareholder value, (2) that the actions set forth in this press release best position the Company for long term success, including our Board’s regular evaluation of all paths to enhance shareholder value, (3) that the Company will benefit from the experience and insights of the newly appointed directors, and (4) that the Company will identify the best path forward to capitalize on significant opportunities for growth in our industry. Such forward-looking statements should, therefore, be considered in light of various risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in “Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.

Important Stockholder Information

The Company filed a definitive proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may or will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents without charge from the SEC’s website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2024, on the section entitled “Beneficial Ownership of Common Stock” (on page 90) and Appendix C (on page C-1). To the extent the holdings by the “participants” in the solicitation reported in the Company’s definitive proxy statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4 or 5 filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.

CONTACTS:

Dan Schlanger, CFO

Kris Hinson, VP & Treasurer

Crown Castle Inc.

713-570-3050

MEDIA:

Andy Brimmer / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449